Exhibit 99.1

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 440		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800	Web Site:	http://www.precast.com

PRECISION CASTPARTS CORP. DELIVERS STRONG SALES AND INCOME IN FIRST QUARTER FISCAL 2005

PORTLAND, Oregon – July 13, 2004 – Precision Castparts Corp. (NYSE:PCP) set the pace for a solid fiscal 2005 with first quarter sales and earnings, outperforming analyst expectations on the strength of market share gains, aftermarket sales, SPS performance, and growth in the Company’s industrial businesses.

First Quarter FY2005 Financial Highlights

In the first quarter of fiscal 2005, total sales were $738.8 million, which included $527.4 million from Precision Castparts Corp. (PCC) base businesses and $211.4 million from the acquired SPS operations, compared to $475.7 million in the first quarter of last year.  Net income from continuing operations was $52.4 million, or $0.80 per share (diluted, based on 65.8 million shares outstanding), an increase of $17.1 million over net income of $35.3 million, or $0.66 per share (diluted, based on 53.6 million shares outstanding), in the first quarter of fiscal 2004.

PCC reported net income (after discontinued operations) of $53.6 million, or $0.81 per share (diluted), for the first quarter of fiscal 2005, compared to net income of $34.3 million, or $0.64 per share (diluted) in the first quarter of last year.

At the end of the first quarter of fiscal 2005, cash on hand was $124.0 million, an increase of $43.7 million from the end of last quarter.  Debt at the end of the first quarter was $1,072.1 million.  The debt-to-total-capitalization ratio was 37.7 percent at the end of the first quarter, as compared to 38.6 percent at the end of last quarter.

Business Highlights

Investment Cast Products: Investment Cast Products reported sales of $303.4 million in the first quarter of fiscal 2005, with operating income of $55.0 million, compared to total sales of $244.5 million and operating income of $43.4 million during the same period last year.  While most of the year-over-year, top-line growth resulted from the addition of the Specialty Materials and Alloys business acquired with SPS, investment casting sales in PCC’s base businesses grew by 8.2 percent.  This growth was driven by several key factors.  Sales of structural aerospace components, won through new and extended contracts that kicked off at the beginning of calendar 2003, continued to increase as these products moved from development to full production.  The aftermarket business for aerospace airfoil castings has also been very robust in the first half of this fiscal year.  In addition, industrial gas turbine (IGT) sales were strong, driven by continued market share gains achieved in the past year, with opportunities for even greater share in the future, and further indications of aftermarket growth.

Forged Products: Sales for the Forged Products segment, which also principally serves the aerospace and power generation markets, were $145.1 million in the first quarter of fiscal 2005, with operating income of $18.4 million, versus sales of $126.3 million and operating income of $16.2 million last year.  Higher revenues during the quarter were driven by the beginning stages of a recovery in aerospace aftermarket sales, but, even more significantly, by the segment’s continued, strong penetration of the Chinese power market with sales of seamless, extruded pipe.  With a firm backlog of nearly $240 million of pipe sales, up from only $15 million last year, the segment is now positioned for further growth, as it captures an even greater share of the higher megawatt projects in China scheduled to be built over the next few years.  Military sales are also solid in this segment.  As previously stated, high nickel costs did put pressure on operating margins again this quarter, but this effect will start to subside in the third quarter.

Fastener Products: In the first quarter of fiscal 2005, Fastener Products’ sales were $164.1 million, with operating income of $16.6 million.  Driven by rapid integration of synergies across all aspects of the business, this segment has more than doubled its operating margins over the course of the two quarters following the acquisition of SPS in December 2003, with further upside from purchasing synergies, productivity improvements, operational discipline, and leverage from higher sales.  Already capitalizing on several opportunities for market share gain at major customers such as Airbus, Fastener Products will continue to leverage its lower cost base to drive higher sales.

Fluid Management Products: Fluid Management Products reported first quarter fiscal 2005 operating income of $6.7 million on sales of $83.9 million, versus $73.3 million of sales and operating income of $8.4 million last year.  The segment continued to add to the strong backlog built up last quarter, which drove sales higher, and this upward sales trend should continue.  This quarter’s operating margins reflect the impact of filling the order book with lower margin business to offset the loss of more profitable power generation sales, thereby establishing a new baseline for margin improvement in subsequent quarters.

Industrial Products: Total first quarter sales for Industrial Products were $42.3 million, with operating income of $5.7 million, compared to $31.6 million and $4.4 million in the first quarter of fiscal 2004.  Advanced Forming Technology continued its steady sales growth trajectory and is leveraging that growth, much of it from long-term contracts, to achieve record operating margins.  J&L Fiber Services has established a strong position with its current pulp and paper customers as well and is steadily penetrating new markets, while maintaining solid margins.  Following last quarter’s restructuring, PCC Precision Tool Group is already seeing a substantial improvement in its operating margin from the consolidation of Reed-Rico with the SPS tool businesses.   Overall, this segment is well positioned for continued upside throughout the year and beyond.

“Fiscal 2005 is shaping up as an important transition year for PCC,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp.  “What we’ve been preparing for during the past two to three years is now here, and we are fully capable of capitalizing on the many opportunities ahead of us as the market begins to recover.

“On the aerospace front, the share gains we cemented into our aerospace contracts are now moving from development to production,” Donegan continued.  “Increased takeoffs and landings are driving aftermarket sales, aircraft builds have stabilized, and the aerospace market appears to be showing some positive indications for the future.

“On the power generation front, with further share gains, higher dollar content on international engines, redesign programs, and continued penetration of the Chinese power projects with our seamless pipe, we are better positioned in this market than we have ever been before,” Donegan said.  “On top of these developments, the IGT aftermarket is just starting to become a factor, and, with our share gains providing a strong OEM base, we expect the aftermarket to become an ever larger part of our business.

“Fastener Products has proven to be a truly great addition to the Company, and we are extremely pleased with the segment’s performance to date,” Donegan continued.  “Key to this performance has been the ability of the SPS team to zero in on the significant issues and to execute effectively across the board.  Our focus moving forward will be to leverage our improved cost position to increase the segment’s top line.  We are now systematically identifying and going after the many market opportunities available to us.

 “Our first quarter results provide a solid base for measured sales and operating income growth over the balance of the year,” said Donegan.  “No doubt there will be challenges.  We expect that.  However, we will be confronting those challenges from a position of operational and financial strength.”

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power generation, fluid management, automotive, and general industrial and other markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.

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Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, fluid management, pulp and paper, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeZone Media Network’s website – http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS (1)

(In millions, except per share data)

	(unaudited) Three Months Ended
	June 27, 2004	June 29, 2003
Net sales	$738.8	$475.7

Cost of goods sold	573.7	369.0

Selling and administrative expenses	71.5	37.5

Interest expense, net	14.7	13.1

Income before income taxes and minority interest	78.9	56.1

Provision for income taxes	26.0	20.8

Minority interest in net earnings of consolidated entities	0.5	—

Net income from continuing operations	52.4	35.3

Income (loss) from discontinued operations	1.2	(1.0)

Net income	$53.6	$34.3

Net income per share from continuing operations - basic	$0.81	$0.67
Net income (loss) per share from discontinued operations - basic	0.02	(0.02)

	$0.83	$0.65

Net income per share from continuing operations - diluted	$0.80	$0.66
Net income (loss) per share from discontinued operations - diluted	0.01	(0.02)

	$0.81	$0.64

Average common shares outstanding:
Basic	64.7	52.8
Diluted	65.8	53.6

	(unaudited) Three Months Ended
	June 27, 2004	June 29, 2003
Sales by Segment
Investment Cast Products	$303.4	$244.5

Forged Products	145.1	126.3

Fastener Products	164.1	—

Fluid Management Products	83.9	73.3

Industrial Products	42.3	31.6

Total	$738.8	$475.7

Operating Income by Segment (2)
Investment Cast Products	$55.0	$43.4

Forged Products	18.4	16.2

Fastener Products	16.6	—

Fluid Management Products	6.7	8.4

Industrial Products	5.7	4.4

Corporate expense	(8.8)	(3.2)

Total	$93.6	$69.2

(1) Reported results for the three months ended June 29, 2003 have been restated for discontinued operations.

(2) Operating income represents earnings before interest, income taxes, restructuring and other income.